 Exhibit 99.1

Shake Shack Prices $225 Million 0% Convertible Senior Notes Offering (Up 45% Conversion Premium)

NEW YORK – March 2, 2021 – Shake Shack Inc. (“Shake Shack”) (NYSE: SHAK) today announced the pricing of $225 million aggregate principal amount of 0% Convertible Senior Notes due 2028 (the “notes”) in a private placement (the “offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

Shake Shack has also granted the initial purchasers of the notes an option to purchase, within a 13-day period beginning on, and including, the date on which the notes are first issued, up to an additional $25 million aggregate principal amount of notes from Shake Shack. The sale of the notes is expected to close on March 4, 2021, subject to customary closing conditions.

The notes will be general unsecured obligations of Shake Shack and will not bear regular interest, and the principal amount of the notes will not accrete. The notes will mature on March 1, 2028, unless earlier converted, redeemed or repurchased.

Use of Proceeds

Shack Shake estimates that the net proceeds from the offering will be approximately $217.9 million (or approximately $242.3 million if the initial purchasers exercise their option to purchase additional notes in full) in net proceeds to Shake Shack after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by Shake Shack. Shake Shack expects to use the net proceeds from the offering to support its growth and development plans. Investments may include, but not be limited to, the opening of new Shacks; Shack format evolution, such as drive-thru and Shack Track; the digital guest experience; and the continued investment in talent. Other uses of proceeds include working capital and general corporate purposes.

Additional Details for the 0% Convertible Senior Notes due 2028

The notes will be convertible at the option of the holders in certain circumstances. Upon conversion, Shake Shack will pay or deliver, as the case may be, cash, shares of Shake Shack’s Class A common stock or a combination of cash and shares of Shake Shack’s Class A common stock, at its election. The initial conversion rate is 5.8679 shares of Shake Shack’s Class A common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $170.42 per share of Shake Shack’s Class A common stock, which represents a conversion premium of approximately 45% to the last reported sale price of Shake Shack’s Class A common stock on The New York Stock Exchange on March 1, 2021), and will be subject to customary anti-dilution adjustments.

Shake Shack may not redeem the notes prior to March 6, 2025. Shake Shack may redeem for cash all or any portion of the notes, at its option, on or after March 6, 2025 if the last reported sale price of Shake Shack’s Class A common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Shake Shack provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid special interest, if any, to, but excluding, the redemption date.

If Shake Shack undergoes a “fundamental change,” subject to certain conditions and limited exceptions, holders may require Shake Shack to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid special interest, if any, to, but excluding, the fundamental change repurchase date. In addition, following certain corporate events that occur prior to the maturity date of the notes or if Shake Shack delivers a notice of redemption in respect of some or all of the notes, Shake Shack will, in certain circumstances, increase the conversion rate of the notes for a holder who elects to convert its notes in connection with such a corporate event or convert its notes called (or deemed called) for redemption during the related redemption period, as the case may be.

The notes and any shares of Shake Shack’s Class A common stock issuable upon conversion of the notes have not been and will not be registered under the Securities Act, any state securities laws or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws. This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

Media:

Kristyn Clark, Shake Shack

(646) 747-8776

kclark@shakeshack.com

Investor Relations:

Melissa Calandruccio, ICR

Michelle Michalski, ICR

(844) SHACK-04 (844-742-2504)

investor@shakeshack.com

Forward-Looking Statements

This press release contains “forward-looking” statements that involve risks and uncertainties, including statements concerning the completion and timing of the proposed offering of the notes and the anticipated use of proceeds from the offering. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual events to differ materially from Shake Shack’s plans. These risks include, but are not limited to, market risks, trends and conditions, and those risks included in the section titled “Risk Factors” in Shake Shack’s Securities and Exchange Commission (“SEC”) filings and reports, including its Annual Report on Form 10-K for the fiscal year ended December 30, 2020 and other filings that Shake Shack makes from time to time with the SEC, which are available on the SEC’s website at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. Shake Shack undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.